EXHIBIT 13

SHARE PURCHASE AGREEMENT

	THE GABELLI MONEY MARKET FUNDS, an unincorporated Delaware business trust (the "Trust") and GABELLI FUNDS, INC., a New York corporation ("Purchaser"), hereby agree as follows:

	1.	In order to provide the Trust with its initial
capital, the Trust hereby sells to the Purchaser and the Purchaser hereby purchases from the Trust one hundred thousand (100,000) shares (the "Initial Shares") of beneficial interest $.001 par value, of the series of shares of the Trust which has been designated as "THE GABELLI U.S. TREASURY MONEY MARKET FUND" at a purchase price of $1.00 per Initial Share. The Trust hereby acknowledges receipt from the Purchaser of funds in the amount of $100,000.00 in full payment for the Initial Shares.

	2.	The Purchaser represents and warrants to the Trust
that the Initial Shares are being acquired for investment and not with a view to distribution thereof and that the Purchaser has no present intention to dispose of the Initial Shares.

	3.	The Purchaser hereby agrees that if any of the Initial
Shares are redeemed by the Purchaser during the sixty (60) months after the Trust commences operations, the Trust will be reimbursed for any unamortized organization or initial offering expenses in the same proportion as the number of Initial Shares being redeemed bears to the number of Initial Shares outstanding at the time of redemption.

	IN WITNESS WHEREOF, the parties have executed this agreement as of the 6th day of August, 1992.

THE GABELLI MONEY MARKET TRUST

By:/s/ Illigible
  					Illigible

Title: /s/ Illigible
           Illigible


GABELLI FUNDS, INC.

By: /s/ Illigible
        Illigible

Title:  /s/ Illigible
            Illigible